Executive Concepts

Executive Concepts
2424 Longboat Drive
Naples, FL 34104

August 13, 1999

G. Richard Chamberlain
Counsel
AmeriNet Group.com, Inc.


This letter should serve as confirmation that Bowman & Bowman, P.A., the previous auditor for Equity Growth Systems, inc., was notified by the Chairman of the audit committee the day prior to the 8K filing by voice mail that there was to be an change in auditors. Due to the lack of availability of Mr. Bowman, a conversation between the Penny Field (Chairman, Audit Committee) and Mr. Bowman did not take place until late the following day. At that time Mr. Bowman agreed to call Lenny Tucker of the Yankee Group and discuss his past engagement and late payment of fees. He also agreed to speak with the new auditors regarding any transition, submission of work papers, and required SEC notifications regarding his response to the auditor change.

Following this conversation, Mr. Bowman read the 8K submission and felt the wording in the paragraph regarding the Company's attempts to contact him regarding the auditor change was not reflective of the extent of actual communications. After reading the paragraph referred to by Mr. Bowman (see page 43 of the 8K) I agree that the wording strongly implies that Mr. Bowman was uncooperative or uncompliant with the Registrant's wishes and SEC guidelines regarding auditor changes. I recommend that the wording be modified to reflect that voice mail and actual phone conversations were held between Mr. Bowman and Mrs. Field and that each of those contacts were congenial and professional. There is no evidence that Mr. Bowman was contacted by letter, fax, or e-mail by members of the audit committee other than was has been stated above.

Please let me know if further clarification is necessary to set the record straight.



Sincerely,

/s/ Penny Adams Field

Penny Adams Field
Chairman, Audit Committee

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